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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated May 31, 1996, except for Notes 11 and 12, as to which the dates are June 27, 1996 and November 4, 1996, respectively, relating to the financial statements of EarthLink Network, Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP

Costa Mesa, California
November 7, 1996